EXHIBIT 99.1

Greatbatch, Inc. Reports 2014 Third Quarter Results

FRISCO, Texas, Oct. 30, 2014 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB), today announced results for its third quarter ended October 3, 2014 highlighted by 23% growth in GAAP diluted EPS and 12% growth in adjusted diluted EPS. The company is raising its 2014 full year revenue and adjusted diluted earnings per share guidance range to $695 million - $705 million and $2.32 - $2.38 per share, respectively.

	Three Months Ended
	October 3,	September 27,	%	July 4,	%
(Dollars in thousands, except per share data)	2014	2013	Change	2014	Change
Sales	$ 171,699	$ 167,730	2%	$ 172,081	—%
Organic Constant Currency Sales Growth	1%	5%		—%

GAAP Operating Income	$ 16,183	$ 17,002	(5)%	$ 19,539	(17)%
GAAP Operating Income as % of Sales	9.4%	10.1%		11.4%

Adjusted Operating Income*	$ 22,446	$ 22,012	2%	$ 23,800	(6)%
Adjusted Operating Income as % of Sales	13.1%	13.1%		13.8%

GAAP Diluted EPS	$ 0.54	$ 0.44	23%	$ 0.48	13%
Adjusted Diluted EPS*	$ 0.64	$ 0.57	12%	$ 0.60	7%

Adjusted EBITDA*	$ 31,741	$ 30,817	3%	$ 33,109	(4)%
Adjusted EBITDA as a % Sales	18.5%	18.4%		19.2%

* Refer to Tables A, B and C at the end of this release for a reconciliation of GAAP to adjusted amounts.

CEO Comments

"In line with our expectations, we delivered a solid quarter while continuing to invest in our global growth strategy," stated Thomas J. Hook, Greatbatch president and CEO. "Our top-line performance, with the exception of portable medical, reflects our investments in sales and marketing and was at or above market trends with orthopaedics and vascular again delivering strong growth. Our CRM customer launches in the quarter were a testament to our commitment to technology. The 12% growth in adjusted diluted EPS to $0.64 demonstrates our commitment to continued profitability.

We are also very pleased to welcome the CCC Medical Devices team to Greatbatch. The business collaboration is an excellent addition to our active implantable medical device strategy."

CFO Comments

Commenting on the Company's financial results, Greatbatch executive vice president and CFO Michael Dinkins said, "As expected, we returned modest top-line growth following a strong prior year performance and held costs in line resulting in adjusted operating margins above 13%. We continue to expand adjusted EBITDA margins, improving 10 basis points in the quarter, consistent with our adjusted earnings growth."

Mr. Dinkins continued, "Based on our third quarter results, the addition of CCC Medical Devices, and our forecast for the fourth quarter, we are raising our 2014 full year revenue and adjusted diluted earnings per share guidance range to $695 million - $705 million and $2.32 - $2.38 per share, respectively. It is important to note that the midpoint of our guidance would result in approximately 5% organic constant currency growth and two times that amount for adjusted operating income growth in comparison to 2013, which is consistent with our long-term strategic growth objectives."

Third Quarter Results

Third quarter 2014 sales of $171.7 million increased 2% over the prior year period and 1% on an organic constant currency basis. Sales for the third quarter of 2014 include $1.6 million from the acquisition of CCC Medical Devices in August 2014. Foreign currency exchange rate fluctuations did not have a material impact on sales for the third quarter of 2014, but is expected to be a headwind for the remainder of 2014 due to the strengthening dollar versus the Euro. The organic constant currency sales increase in comparison to the prior year period was primarily driven by continued strength in our orthopaedic and vascular product lines, as we continue to realize the benefits of our sales force productivity, marketing efforts, and market growth. As expected, these increases were partially offset by continued weakness in our portable medical product line. Our cardiac and neuromodulation revenue remained consistent with the prior year, as new sales opportunities with existing customers offset the end of life impact for two legacy products.

Gross profit increased $2.2 million to $58.1 million for the third quarter of 2014 compared to $55.9 million for the third quarter of 2013. Gross profit as a percentage of sales increased 50 basis points to 33.8% for the third quarter of 2014. This increase was primarily a result of production efficiencies, higher margin sales mix and the acquisition of CCC Medical Devices, which more than offset the impact of contractual price concessions granted to our customers in exchange for long-term agreements.

Selling, general and administrative ("SG&A") expenses increased $0.6 million to $22.1 million for the third quarter of 2014, compared to $21.6 million for the same period of 2013. This increase is partially attributable to our acquisition of CCC Medical Devices, which added $0.3 million of SG&A costs. The current quarter also reflects the impact of the investments we have made in sales and marketing, as well as higher legal fees, which includes intellectual property related costs. The impact of these increases was almost entirely offset by our various consolidation initiatives, including our operating unit realignment in the second quarter of 2013.

Net research, development and engineering ("RD&E") costs for the 2014 third quarter of $13.6 million remained consistent with the prior year period. In total, net medical device costs incurred by our QiG segment were $6.8 million for the third quarter 2014, compared to $6.9 million for the respective 2013 period. These lower expenses reflect a $1.2 million decrease in design verification testing ("DVT") costs incurred in connection with the development of our Algovita Spinal Cord Stimulation ("SCS") system, partially offset by higher performance-based compensation in connection with the achievement of certain Algovita milestones, and a higher rate of spend on the other QiG medical device projects. QiG's medical device technology investment is primarily focused on successfully commercializing Algovita, which continues to progress as planned.

GAAP operating income for the third quarter of 2014 decreased 5% to $16.2 million, compared to $17.0 million for the 2013 third quarter. This decrease was primarily due to our increased SG&A and consolidation and optimization costs partially offset by higher gross profit. Adjusted operating income, which excludes net other operating expenses and DVT costs for the 2013 period, increased 2% to $22.4 million for the third quarter of 2014 compared to $22.0 million for the comparable 2013 period. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the "Use of Non-GAAP Financial Information" section below.

The 2014 third quarter GAAP effective tax rate was 25.9% compared to 28.8% for the same period of 2013. This decrease was primarily attributable to higher income in lower tax rate jurisdictions, due to our consolidation initiatives, partially offset by the lapse of the R&D tax credit at the end of 2013, which has not been extended for 2014. If enacted, the R&D tax credit would benefit the current year provision for income taxes by approximately $1.6 million or $400 thousand per quarter and would be recognized in the quarter the legislation is adopted.

GAAP diluted EPS for the third quarter of 2014 were $0.54 compared to $0.44 for the third quarter of 2013, an increase of 23%, and includes a $3.1 million gain ($2.0 million net of tax) from our cost and equity method investments. Adjusted diluted EPS for the third quarter 2014 totaled $0.64 compared to $0.57 for the corresponding 2013 period, a 12% increase. Refer to Table B at the end of this release for a reconciliation of GAAP net income to adjusted net income and the "Use of Non-GAAP Financial Information" section below.

Cash flows provided by operating activities for the third quarter of 2014 were $28.2 million compared to $24.7 million for the 2013 third quarter. This quarter over quarter increase was primarily due to the $8.0 million estimated tax payment made in the third quarter of 2013 in connection with the retirement of our convertible subordinated notes partially offset by increased working capital levels in order to support our growth strategy. Our third quarter capital expenditures were $4.1 million and $16.0 million year-to-date compared to prior year third quarter capital expenditures of $3.4 million and $15.0 million year-to-date.

Product Line Sales
The following table summarizes the Company's sales by major product lines (dollars in thousands):
	Three Months Ended
Product Line	October 3,	September 27,		July 4,
	2014	2013	Chg.	2014	Chg.
Greatbatch Medical
Cardiac/Neuromodulation	$ 85,618	$ 86,302	(1)%	$ 80,005	7%
Orthopaedic	32,489	30,079	8%	37,865	(14)%
Portable Medical	17,199	19,320	(11)%	16,737	3%
Vascular	14,903	12,279	21%	15,257	(2)%
Energy, Military, Environmental	19,016	19,072	— %	21,352	(11)%
Total Greatbatch Medical	169,225	167,052	1%	171,216	(1)%
QiG	2,474	678	265%	865	186%
Total Sales	$ 171,699	$ 167,730	2%	$ 172,081	— %

Organic Constant Currency Sales Growth	1%	5%		— %
Orthopaedic Organic Constant Currency Sales Growth	8%	22%		12%
QiG Organic Constant Currency Sales Growth	35%	(5)%		3%

Product Line Sales Highlights

Our cardiac and neuromodulation revenue remained consistent with the prior year as new sales opportunities with existing customers offset the end of life impact for two legacy products. Going forward, growth in our cardiac and neuromodulation product line will continue to be negatively impacted by these two legacy products, which we expect will be mitigated by continued acceleration of recently launched products, as well as current and projected product development opportunities from our cardiac and neuromodulation customers.

Orthopaedic sales of $32.5 million for the third quarter of 2014 increased 8% on both an actual and organic constant currency basis in comparison to the prior year. Foreign currency exchange rate fluctuations did not have a material impact on orthopaedic sales for the third quarter of 2014, but is expected to be a headwind for the remainder of 2014 due to the strengthening dollar versus the Euro. During the third quarter of 2014, we experienced growth in orthopaedic implant and instrument sales, due to our sales force productivity, marketing efforts, and market growth, partially offset by a decline in cases and tray sales due to the timing of our customer product launches.

Portable medical sales for the third quarter of 2014 declined $2.1 million or 11% in comparison to the 2013 third quarter. We are refocusing our product line offerings in the portable medical space to products that have increased profitability. Correspondingly, we have discontinued or reduced volumes in certain of our lower margin products, which is expected to negatively impact our sales for the remainder of 2014 and the first half of 2015. As part of our investment in capacity and capabilities and to better align our resources, during the second quarter of 2014, we announced plans to transfer our portable medical operations into a new facility located in Tijuana, Mexico. We remain optimistic about this product line and continue to see our pipeline of customer opportunities grow as we invest in new technologies to meet our customers' needs and to expand our overall market opportunity.

Vascular sales for the third quarter of 2014 increased $2.6 million, or 21% in comparison to the prior year and reflects the continued adoption of our products and the relaunch of a vascular medical device near the end of 2013, which, as previously communicated, was voluntarily recalled in the fourth quarter of 2012.

QiG revenue for the third quarter of 2014 includes sales from CCC Medical Devices which we acquired on August 12, 2014 and contributed $1.6 million to sales during the quarter. CCC Medical Devices is an active implantable medical device systems developer and manufacturer that designs and produces a range of devices for some of the world's top medical device companies, including implantable pulse generators, programmer systems, battery chargers, patient wands and leads. Excluding the revenue acquired from CCC Medical Devices, QiG revenue increased 35% in comparison to the prior year third quarter, due to increased adoption of our thin film electrode technology.

Financial Guidance

Based upon our results for the first three quarters of the year, as well as the addition of CCC Medical Devices and our expectations for the remainder of the year, we are updating our 2014 guidance as follows:

Sales	$695 -- $705 million

GAAP Operating Income as a % of Sales	~11.0%
Adjusted Operating Income as a % of Sales	~13.0%

Capital Expenditures	$20 -- $25 million
GAAP/Adjusted Effective Tax Rate	30% - 32%

GAAP Diluted EPS	$2.10 -- $2.18
Adjusted Diluted EPS	$2.32 -- $2.38

Adjusted diluted EPS for 2014 is expected to consist of GAAP diluted EPS excluding items such as acquisition, consolidation, integration, asset disposition/write-down charges, and investment gains totaling approximately $8 million to $11 million. The after tax impact of these adjustments is estimated to be $5 million to $7.5 million or $0.19 to $0.29 per share. The current expected GAAP effective tax rate for 2014 does not include the benefit of the U.S. R&D tax credit, which expired at the end of 2013. If reinstated, our 2014 GAAP effective tax rate could be lowered to 28% to 30%, but is already considered in our Adjusted Effective Tax Rate guidance.

Conference Call

The Company will host a conference call on Thursday, October 30, 2014 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or by dialing 877-703-6103 and the participant passcode is 95302541. An audio replay will also be available beginning from 9:00 p.m. E.T. on October 30, 2014 until November 6, 2014. To access the replay, dial 888-286-8010 and enter the pass code 40894374.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. The company develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets; and batteries for high-end niche applications in the portable medical, energy, military, and environmental markets. Additional information is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles ("GAAP"), we provide adjusted operating income and margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and organic constant currency growth rates. These adjusted amounts, other than adjusted EBITDA and organic constant currency growth rates, consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of certain non-cash charges to interest expense, (vii) unusual or infrequently occurring items, (viii) for 2013, certain R&D expenditures (such as medical device DVT expenses in connection with developing our neuromodulation platform), (ix) gain/loss on the sale of investments, (x) the income tax (benefit) related to these adjustments and (xi) certain tax items related to the Federal R&D Tax Credit which are outside the normal benefit received. Adjusted earnings per diluted share were calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of adjusted operating income plus GAAP depreciation and amortization less adjustments included in GAAP depreciation and amortization already excluded from adjusted operating income. To calculate organic constant currency growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods' foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. We believe that the presentation of adjusted operating income and margin, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA and organic constant currency growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption "Financial Guidance," are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or variations or the negative of these terms or other comparable terminology. These forward-looking statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives ; our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; changes in and challenges related to compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration and foreign government agencies regulating medical device approvals; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company's Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

	Three Months Ended
	Greatbatch Medical		QiG		Unallocated		Total
	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,
(dollars in thousands)	2014	2013	2014	2013	2014	2013	2014	2013
Sales	$ 169,225	$ 167,052	$ 2,474	$ 678	$ —	$ —	$ 171,699	$ 167,730

Operating income (loss) as reported	$ 31,121	$ 28,236	$ (6,796)	$ (6,946)	$ (8,142)	$ (4,288)	$ 16,183	$ 17,002
Adjustments:
Inventory step-up amortization (COS)	—	—	87	—	—	—	87	—
Medical device DVT expenses (RD&E)(a)	—	—	—	1,510	—	—	—	1,510
Consolidation and optimization costs	3,116	3,286	613	80	23	199	3,752	3,565
Acquisition and integration (income) expenses	49	18	(128)	(540)	212	—	133	(522)
Asset dispositions, severance and other	276	31	606	426	1,409	—	2,291	457
Adjusted operating income (loss)	$ 34,562	$ 31,571	$ (5,618)	$ (5,470)	$ (6,498)	$ (4,089)	$ 22,446	$ 22,012
Adjusted operating margin	20.4%	18.9%	N/A	N/A	N/A	N/A	13.1%	13.1%

	Nine Months Ended
	Greatbatch Medical		QiG		Unallocated		Total
	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,
(dollars in thousands)	2014	2013	2014	2013	2014	2013	2014	2013
Sales	$ 514,036	$ 485,168	$ 4,025	$ 2,158	$ —	$ —	$ 518,061	$ 487,326

Operating income (loss) as reported	$ 98,688	$ 84,596	$ (18,882)	$ (21,679)	$ (21,560)	$ (14,441)	$ 58,246	$ 48,476
Adjustments:
Inventory step-up amortization (COS)	—	—	87	—	—	—	87	—
Medical device DVT expenses (RD&E)(a)		—		4,479		—	—	4,479
Consolidation and optimization costs	6,036	9,237	679	80	255	1,018	6,970	10,335
Acquisition and integration (income) expenses	79	89	(731)	(430)	404	1	(248)	(340)
Asset dispositions, severance and other	269	139	606	426	2,626	—	3,501	565
Adjusted operating income (loss)	$ 105,072	$ 94,061	$ (18,241)	$ (17,124)	$ (18,275)	$ (13,422)	$ 68,556	$ 63,515
Adjusted operating margin	20.4%	19.4%	N/A	N/A	N/A	N/A	13.2%	13.0%

(a) As a result of the Company's PMA submission to the FDA for Algovita in December 2013, the Company no longer is excluding DVT costs associated with this system from adjusted operating income and adjusted diluted EPS. DVT costs incurred in connection with the development of Algovita during the three and nine month periods ending October 3, 2014 were $284 thousand and $1.4 million, respectively.

Table B: Net Income and Diluted EPS Reconciliation

	Three Months Ended				Nine Months Ended
	October 3,		September 27,		October 3,		September 27,
	2014		2013		2014		2013
(in thousands except per share amounts)		Per		Per		Per		Per
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	Share	Income	Share	Income	Share	Income	Share
Net income as reported	$ 14,012	$ 0.54	$ 11,071	$ 0.44	$ 41,282	$ 1.60	$ 26,486	$ 1.06
Adjustments:
Inventory step-up amortization (COS) (a)	57	—	—	—	57	—	—	—
Medical device DVT expenses (RD&E)(a)	—	—	981	0.04	—	—	2,911	0.12
Consolidation and optimization costs(a)	2,508	0.10	2,453	0.10	3,763	0.15	7,749	0.31
Acquisition and integration (income) expenses(a)	87	—	(339)	(0.01)	(161)	(0.01)	(221)	(0.01)
Asset dispositions, severance and other(a)	1,489	0.06	298	0.01	2,276	0.09	389	0.02
(Gain) loss on cost and equity method investments, net(a)(b)	(2,044)	(0.08)	10	—	(2,551)	(0.10)	408	0.02
CSN conversion option discount and deferred fee accelerated amortization(a)(c)	—	—	101	—	—	—	3,007	0.12
R&D Tax Credit(d)	400	0.02	(100)	—	1,200	0.05	(1,600)	(0.06)
Adjusted net income and diluted EPS(e)	$16,509	$ 0.64	$ 14,475	$ 0.57	$ 45,866	$ 1.77	$ 39,129	$ 1.56
Adjusted diluted weighted average shares	25,923		25,188		25,850		25,017

(a) Net of tax amounts computed using a 35% tax rate for all non-Swiss items and a 0% tax rate for Swiss items for both the 2014 and 2013 periods.
(b) Pre-tax amount is a gain of $3.1 million and $3.9 million for the 2014 quarter and year-to-date periods, respectively, and a loss of $16 thousand and $628 thousand for the 2013 quarter and year-to-date periods, respectively.
(c) Pre-tax amount is $156 thousand and $4.6 million for the 2013 quarter and year-to-date periods, respectively.
(d) The Federal R&D tax credit has not yet been extended for 2014. The 2014 amount assumes that the tax credit will be enacted for the full year 2014. The 2013 amount relates to the 2012 portion of the R&D tax credit which was reinstated in the first quarter of 2013 retroactive to the beginning of 2012. As required, the impact of the R&D tax credit relating to 2012 was recognized in the first quarter of 2013.
(e) The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.

Table C: Adjusted EBITDA Reconciliation

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
(dollars in thousands)	2014	2013	2014	2013
Sales	$ 171,699	$ 167,730	$ 518,061	$ 487,326

Adjusted operating income*	$ 22,446	$ 22,012	$ 68,556	$ 63,515

Add: Depreciation and amortization	9,382	8,805	27,943	26,658
Less adjustments included in depreciation and amortization:
Inventory step-up amortization	(87)	—	(87)	—
Adjusted EBITDA	$ 31,741	$ 30,817	$ 96,412	$ 90,173
Adjusted EBITDA as a % of sales	18.5%	18.4%	18.6%	18.5%

* Refer to Table A for a reconciliation of GAAP to adjusted amounts.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2014	2013	2014	2013
Sales	$ 171,699	$ 167,730	$ 518,061	$ 487,326
Cost of sales	113,581	111,853	343,877	325,398
Gross profit	58,118	55,877	174,184	161,928
Operating expenses:
Selling, general and administrative expenses	22,121	21,569	65,753	63,909
Research, development and engineering costs, net	13,638	13,806	39,962	38,983
Other operating expenses, net	6,176	3,500	10,223	10,560
Total operating expenses	41,935	38,875	115,938	113,452
Operating income	16,183	17,002	58,246	48,476
Interest expense	1,051	1,515	3,208	9,948
Other (income) expense, net	(3,768)	(57)	(4,055)	907
Income before provision for income taxes	18,900	15,544	59,093	37,621
Provision for income taxes	4,888	4,473	17,811	11,135
Net income	$ 14,012	$ 11,071	$ 41,282	$ 26,486

Earnings per share:
Basic	$ 0.56	$ 0.46	$ 1.67	$ 1.11
Diluted	$ 0.54	$ 0.44	$ 1.60	$ 1.06

Weighted average shares outstanding:
Basic	24,899	24,047	24,784	23,904
Diluted	25,923	25,188	25,850	25,017

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
	October 3,	January 3,
ASSETS	2014	2014
Current assets:
Cash and cash equivalents	$ 61,582	$ 35,465
Accounts receivable, net	121,615	113,679
Inventories	128,727	118,358
Refundable income taxes	—	2,306
Deferred income taxes	5,890	6,008
Prepaid expenses and other current assets	9,121	6,717
Total current assets	326,935	282,533
Property, plant and equipment, net	142,336	145,773
Amortizing intangible assets, net	68,763	76,122
Indefinite-lived intangible assets	20,288	20,288
Goodwill	354,583	346,656
Deferred income taxes	2,933	2,933
Other assets	15,449	16,398
Total assets	$ 931,287	$ 890,703

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 44,989	$ 46,508
Income taxes payable	2,559	—
Deferred income taxes	613	613
Accrued expenses	41,798	44,681
Total current liabilities	89,959	91,802
Long-term debt	190,000	197,500
Deferred income taxes	50,593	52,012
Other long-term liabilities	3,673	7,334
Total liabilities	334,225	348,648
Stockholders' equity:
Preferred stock	—	—
Common stock	25	24
Additional paid-in capital	360,435	344,915
Treasury stock	(720)	(1,232)
Retained earnings	225,272	183,990
Accumulated other comprehensive income	12,050	14,358
Total stockholders' equity	597,062	542,055
Total liabilities and stockholders' equity	$ 931,287	$ 890,703
CONTACT: Contact Information
         Betsy Cowell
         VP Finance and Treasurer
         Greatbatch, Inc.
         214.618.4982
         ecowell@greatbatch.com